For Immediate Release
Builders FirstSource Reports Record Third Quarter 2005 Results
Net Income Increased 41.0% on Sales Growth of 11.9%
October 27, 2005 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported the following financial results for its third quarter ended September 30, 2005:
•	Total revenues for the third quarter were $644.0 million, an increase of 11.9 percent, versus $575.4 million for the same period in 2004.

•	Third quarter net income grew 41.0 percent from $19.7 million in 2004 to $27.8 million in 2005. Net income per diluted share was $0.80 for the third quarter 2005, compared to $0.73 for the same quarter in 2004.

•	Diluted weighted average shares outstanding for the third quarter of 2005 were 35.0 million compared to 27.2 million for the same quarter last year. The company completed an initial public offering in June 2005, which primarily accounted for the increase in shares outstanding.

•	Gross margin percentage for the quarter ended September 30, 2005 was 26.4 percent, compared to 24.0 percent in the same quarter of 2004. Gross margins expanded for all product categories, with prefabricated components being the largest contributor.

•	During the quarter, the company reduced its long-term debt by $25.0 million, utilizing cash generated from operations. Long-term debt was $340.0 million at September 30, 2005. Cash on-hand increased $30.0 million during the quarter to $34.0 million at September 30, 2005.
“We are pleased to report strong third quarter results,” said Floyd Sherman, Builders’ President and Chief Executive Officer. “We set another record for sales and net income as we continued to grow market share and benefit from favorable homebuilding activity across our geographic markets. We were also fortunate that we experienced a minimal negative impact to our operations from the recent hurricanes.”

Builders FirstSource Reports Record Third Quarter 2005 Results, continued
Charles Horn, Builders’ Chief Financial Officer, said, “Our solid third quarter performance reflects the successful execution of our growth strategy. We grew our top line 11.9 percent despite lower market prices for lumber and lumber sheet goods, which reduced total sales by approximately 3.4 percent compared to the third quarter of 2004. We continue to focus on growing market share and increasing our sales mix of higher-margin prefabricated components. This product category grew from 19.5 percent of our sales in the third quarter last year to 22.1 percent in the third quarter of 2005. Our net income grew an impressive 41.0 percent despite increased SG&A costs related to higher sales commissions, fuel costs and incremental costs associated with being a public company.”
Non-GAAP Items
See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.
•	Third quarter 2005 pro forma net income was $27.8 million, a 33.9 percent increase over the third quarter of 2004. Pro forma net income per diluted share was $0.80 in the third quarter of 2005 compared to $0.60 in the prior year quarter.

•	EBITDA for the third quarter was $58.7 million, a 35.9 percent increase year-over-year.
Outlook
Commenting on the company’s outlook, Mr. Sherman said, “In general, our outlook for fiscal year 2005 has not significantly changed with the most recent market indicators showing continued strength in homebuilding activity, but not at the robust levels experienced in the third quarter. Even as we move into a seasonally slower quarter, we believe that market share gains and strong customer demand for our prefabricated components product offering will continue to drive year-over-year sales growth for the fourth quarter. However, we anticipate very little, if any, benefit from rebuilding the impacted hurricane areas because the areas most affected by the hurricanes are outside of our shipping radius, and it is not economically beneficial for us to ship product into those areas. Additionally, while the recent hurricanes have resulted in higher market prices for lumber and lumber sheet goods than we had previously anticipated, we expect the prices for these commodities to return to normalized lower levels after the near-term demand is absorbed.”
Mr. Sherman concluded, “We are committed to executing our operating strategy in order to create value for our shareholders.”

Builders FirstSource Reports Record Third Quarter 2005 Results, continued
Conference Call
Builders FirstSource will host a conference call today at 11:00 a.m. Eastern Daylight Time (EDT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-765-0709 (U.S. and Canada) and 913-981-5564 (international). A replay of the call will be available from 4:00 p.m. EDT today through November 3, 2005. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 9497820. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states, principally in the southern and eastern United States, and has 62 distribution centers and 50 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent filing on Form S-4/A with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #

Contacts:
Hala Elsherbini	Charles L. Horn
Vice President	Senior Vice President and Chief Financial Officer
Halliburton Investor Relations	Builders FirstSource, Inc.
(972) 458-8000	(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
		(in thousands, except per share amounts)
				Restated
Sales	$643,964	$575,395	$1,771,906	$1,552,453
Cost of Sales	474,019	437,306	1,325,523	1,198,405

Gross margin	169,945	138,089	446,383	354,048
Selling, general and administrative expenses	115,969	99,548	322,403	275,596
Stock compensation expense	5	—	36,369	437

Income from operations	53,971	38,541	87,611	78,015
Interest expense	8,137	6,223	39,644	18,687

Income from continuing operations before income taxes	45,834	32,318	47,967	59,328
Income tax expense	18,006	12,442	18,838	22,841

Income from continuing operations	27,828	19,876	29,129	36,487
Income (loss) from discontinued operations (net of income tax (expense) benefit of $77 and ($56) for the three and nine months in 2004, respectively)	—	(143)	—	103

Net income	$27,828	$19,733	$29,129	$36,590

Basic net income per share:
Income from continuing operations	$0.85	$0.79	$1.04	$1.46
Income from discontinued operations	—	—	—	—

Net income	$0.85	$0.79	$1.04	$1.46

Diluted net income per share:
Income from continuing operations	$0.80	$0.73	$0.96	$1.38
Income from discontinued operations	—	—	—	—

Net income	$0.80	$0.73	$0.96	$1.38

Weighted average common shares outstanding:
Basic	32,660	25,134	27,927	25,132

Diluted	34,999	27,214	30,202	26,474

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004
	(unaudited)
	(in thousands, except
	per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$33,965	$50,628
Accounts receivable, less allowances of $7,594 and $6,318, respectively	280,784	223,242
Inventories	147,849	137,858
Other current assets	24,027	21,851

Total current assets	486,625	433,579
Property, plant and equipment, net	97,694	87,486
Goodwill	163,030	163,030
Other assets, net	18,761	12,916

Total assets	$766,110	$697,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$161,022	$94,378
Accrued liabilities	89,855	58,883
Current maturities of long-term debt	165	1,688

Total current liabilities	251,042	154,949
Long-term debt, net of current maturities	339,835	311,792
Other long-term liabilities	25,766	19,380

	616,643	486,121

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 32,685 and 25,148 shares issued and outstanding, respectively	326	251
Additional paid-in capital	109,323	160,213
Unearned compensation	(115)	—
Retained earnings	38,582	50,426
Accumulated other comprehensive income	1,351	—

Total shareholders’ equity	149,467	210,890

Total liabilities and shareholders’ equity	$766,110	$697,011

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
Reconciliation to Pro Forma Net Income and Pro Forma Net Income per Share (1):

Net income	$27,828	$19,733	$29,129	$36,590

Reconciling items:
Stock compensation expense (2)	—	—	36,364	437
Write-off of unamortized debt issuance costs	—	—	10,293	2,182
Financing costs incurred and expensed in conjunction with the February 11, 2005 refinancing	—	—	2,425	—
Termination penalty resulting from prepayment of term loan under prior credit facilities	—	—	1,700	—
Reduction in interest expense assuming IPO net proceeds were used to repay debt at the beginning of the respective periods	—	1,702	3,319	4,975
Tax effect of reconciling items at 38.0%	—	(647)	(20,558)	(2,886)

Pro forma net income	$27,828	$20,788	$62,672	$41,298

Weighted average shares outstanding:

Diluted shares	34,999	27,214	30,202	26,474
Incremental shares for IPO (3)	—	7,500	4,725	7,500

Pro forma diluted shares	34,999	34,714	34,927	33,974

Pro forma net income per share — diluted	$0.80	$0.60	$1.79	$1.22

Reconciliation to EBITDA and adjusted EBITDA (1):

Net income	$27,828	$19,733	$29,129	$36,590

Reconciling items:
Depreciation and amortization expense	4,773	4,841	14,248	14,480
Interest expense	8,137	6,223	39,644	18,687
Income tax expense	18,006	12,442	18,838	22,841

EBITDA	58,744	43,239	101,859	92,598

Add: stock compensation expense (2)	—	—	36,364	437

Adjusted EBITDA	$58,744	$43,239	$138,223	$93,035

(1)	The company has provided detailed explanations of its non-GAAP financial measures in its Form 8-K filed October 27, 2005.
(2)	Represents stock compensation related to refinancing transactions.
(3)	Represents incremental shares related to the company’s IPO assuming the 7,500 shares sold by the company were issued at the beginning of the respective periods.